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Naqi Logix Inc.

EQUITY INCENTIVE PLAN

December 29, 2021

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Naqi Logix Inc.
(the "Company")

EQUITY INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1 Purpose of this Plan

The purpose of this Plan is to assist the Company in attracting, retaining and motivating key employees, officers, directors and consultants of the Company or of a Related Entity who will contribute to the Company's long-term success by providing them incentives that align their interests with those of the shareholders of the Company.

1.2 Available Awards

Awards that may be granted under this Plan include: Options, ISOs, Restricted Shares, Share Units, and Other Share Based Awards.

ARTICLE 2

INTERPRETATION

2.1 Definitions

When used herein, unless the context otherwise requires, the following terms have the following meanings, respectively:

"Articles" means the notice of articles and articles of the Company, as amended from time to time;

"Award" means any right granted under this Plan, including Options, ISOs, Restricted Shares, Share Units, and Other Share Based Awards;

"Award Agreement" means a written agreement or other instrument evidencing the terms and conditions of an individual Award granted under this Plan which may be transmitted electronically to any Participant and which need not be identical to any other such agreements;

"Board" means the board of directors of the Company;

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time and the regulation promulgated thereunder;

"Common Shares" means the Non-Voting Common Shares in the capital of the Company;

"Consultant" means an individual or a consultant company that:

(a) is engaged to provide services on a bona fide basis to the Company or a Related Entity, other than services provided in relation to a distribution of securities of the Company or a Related Entity;

(b) provides the services under a written contract with the Company or a Related Entity; and

(c) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Related Entity.

For the purposes of this definition, "consultant company" means, with respect to an individual consultant, either (i) a company of which the individual consultant is an employee or shareholder; or (ii) a partnership of which the individual consultant is an employee or partner.

A Consultant who is resident of the U.S. will not be eligible for the grant of an Award if, on the Date of Grant, either the offer or sale of the Company's securities is not exempt under Rule 701 of the Securities Act, unless the Company determines that such Award need not comply with the requirements of Rule 701 and will satisfy another exemption under applicable securities laws;

"Date of Grant" means, for any Award, the date specified by the Board at the time it grants the Award (provided, however, that such date shall not be prior to the date the Board acts to grant the Award) or, if no such date is specified, the date upon which the Award was approved;

"Deemed Liquidation Event" means, unless the holders of a majority of the outstanding voting shares in the capital of the Company elect otherwise by written notice sent to the Company at least 10 days prior to the effective date of any such event:

(i) an amalgamation or arrangement in which: (1) the Company is a constituent party; or (2) a subsidiary of the Company is a constituent party and the Company issues shares in its capital pursuant to such amalgamation or arrangement, except any such amalgamation or arrangement involving the Company or a subsidiary of the Company in which the shares in the capital of the Company outstanding immediately prior to such amalgamation or arrangement continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation or arrangement, at least a majority, by voting power, of the outstanding shares in the capital of (X) the surviving or resulting corporation or (Y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such amalgamation or arrangement, the parent corporation of such surviving or resulting corporation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company;

(such meaning, for greater certainty, is identical to the meaning given to the term "Deemed Liquidation Event" in the Voting Agreement and if the definition of "Deemed Liquidation Event" is hereafter amended in the Voting Agreement, the definition of "Deemed Liquidation Event" in this Plan shall be automatically amended accordingly with no further action required);

"Director" means a member of the Board or a member of the board of directors of a Related Entity;

"Disabled" or "Disability" means being eligible for long-term disability benefits under the terms of the long-term disability plan sponsored by the Company or a Related Entity applicable to the Participant or, if there is no such applicable plan, the permanent and total incapacity of the Participant as determined by the Board for purposes of this Plan;

"Dividend Equivalents" has the meaning set forth in Section 5.3(a);

"Eligible Person" means an Employee, Director, Consultant or a registered charity or not- for-profit corporation;

"Employee" means an employee or officer of the Company or of a Related Entity;

"ESL" means the employment standards legislation, as amended or replaced, applicable to a Participant who is an Employee;

"Exercise Notice" means a notice in writing, in the form set out in Schedule B, or in such other form as determined by the Board in its sole discretion, signed by a Participant and stating the Participant's intention to exercise a particular Option;

"Exercise Price" means the price at which a Common Share may be purchased pursuant to the exercise of an Option;

"Expiry Date" means the expiry date specified in the Option Agreement or, if not so specified, means the 10th anniversary of the Vesting Commencement Date;

"Fair Market Value" means, as of any date, the value of a Common Share as follows: (a) if the Common Share is listed on any established stock exchange or a national market system, the "Fair Market Value" shall be the closing price of a Common Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination; or (b) in the absence of an established market for the Common Share, the "Fair Market Value" shall be determined in good faith by the Board after taking into account all factors which it deems appropriate (including Sections 409A and 422 of the Code, as applicable) and such determination shall be conclusive and binding on all persons;

"Initial Public Offering" means any initial public offering of the Company's securities resulting in the Company's securities being publicly traded on a recognized North American stock exchange (including, for greater certainty, the NASDAQ National Market);

"ISO" has the meaning set forth in Section 4.9;

"ITA" means the Income Tax Act (Canada) as amended from time to time and the regulations promulgated thereunder;

"Liquidation Event" means any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company or other distribution of all or substantially all of the assets of the Company among its shareholders for the purpose of winding-up its affairs;

"Liquidity Event" means:

(a) a Liquidation Event; or

(b) a Sale of the Company;

provided that, for greater certainty, unless otherwise determined by the Board, the following events shall not constitute a "Liquidity Event": (i) an amalgamation, merger or consolidation of the Company with or into a Related Entity; (ii) a transaction undertaken solely for the purpose of changing the Company's place of domicile or jurisdiction of incorporation; (iii) an equity financing of the Company; or (iv) an Initial Public Offering;

"Liquidity Event Price" means the amount payable in respect of each Common Share upon the occurrence of the Liquidity Event; provided that in the absence of an established amount payable in connection with the Liquidity Event, the "Liquidity Event Price" shall be determined in good faith by the Board and such determination shall be conclusive and binding on all persons;

"Non-Qualified Option" means an Option that by its terms does not qualify or is not intended to qualify as an ISO;

"Option" means a right to purchase Common Shares under this Plan;

"Other Share Based Award" means any right granted under Section 6.1;

"Participant" means an Eligible Person who has been granted one or more Awards;

"person" includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, limited liability company, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

"Plan" means this Equity Incentive Plan, as may be amended or restated from time to time;

"Post-Termination Exercise Period" means (i) if Section 4.6(a) applies, the date that is 90 days after the Participant's Termination Date due to death, Disability or Retirement; or (ii) if Section 4.6(b), 4.6(d) or 4.6(e) applies, the date that is 90 days after the Participant's Termination Date.

"Power of Attorney" has the meaning set forth in Section 3.6;

"Related Entity" means a person that controls or is controlled by the Company or that is controlled by the same person that controls the Company;

"Restricted Award" means any Award granted pursuant to Article 5;

"Restricted Period" means the period during which Restricted Shares are subject to restrictions as set out in the Award Agreement;

"Restricted Shares" has the meaning set forth in Section 5.1;

"Retirement" means the voluntary termination of employment of a Participant with the Company or a Related Entity who is not receiving severance, compensation in lieu of notice or similar payments and (a) has reached at least age 55 and the Participant's age plus years of service is at least 70, (b) has reached at least age 65 or, (c) with the consent for purposes of this Plan of such officer of the Company as may be designated by the Board, at or after such earlier age and upon the completion of such years of service as the Board may specify;

"Sale of the Company" means either: (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from shareholders, shares in the capital of the Company representing more than 50% of the outstanding voting power of the Company; or (b) a Deemed Liquidation Event, (such meaning, for greater certainty, is identical to the meaning given to the term "Sale of the Company" in the Voting Agreement and if the definition of "Sale of the Company" is hereafter amended in the Voting Agreement, the definition of "Sale of the Company" in this Plan shall be automatically amended accordingly with no further action required);

"Securities Act" means the United States Securities Act of 1933, as amended;

"Shareholders Agreements" means, collectively (a) the Voting Agreement between the Company and its shareholders dated April 12, 2021, (b) the Right of First Refusal and Co- Sale Agreement between the Company and its shareholders dated April 12, 2021, and (c) any other shareholders agreement between the Company and its shareholders, as may be in effect from time to time, in each case, as may be amended, restated or replaced from time to time;

"Share Units" has the meaning set forth in Section 5.1;

"Termination Date" means:

(a) in the case of an Employee whose employment or term of office with the Company or a Related Entity terminates (regardless of whether the termination is lawful or unlawful, with or without cause, and whether it is the Employee or the Company or the Related Entity that initiates the termination), the later of: (i) if and only to the extent required to comply with the minimum standards of the ESL, the date that is the last day of any applicable minimum statutory notice period applicable to the Participant pursuant to the ESL, if any; and (ii) the date that is designated by the Company or a Related Entity, as the last day of the Participant's employment or term of office with the Company or the Related Entity provided that in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given. For the avoidance of any doubt that the parties intend to displace any presumption that the Participant is entitled to reasonable notice of termination under common law or civil law in connection with the Plan, in the case of either (i) or (ii), without regard to any applicable period of reasonable notice or contractual notice to which the Participant may claim to be entitled under common law, civil law or pursuant to contract in respect of a period which follows the last day that the Participant actually and actively provides services to the Company or the Related Entity as specified in the notice of termination provided by Participant or Company or Related Entity, as the case may be;

(b) in the case of a Director who ceases to hold office in the circumstances set out in Section 4.6(d), the date upon which the Participant ceases to hold office;

(c) in the case of a Consultant whose consulting agreement or arrangement with the Company or a Related Entity terminates in the circumstances set out in Section 4.6(e) or Section 4.6(f), the date that is designated by the Company or the Related Entity as the date on which the Participant's consulting agreement or arrangement is terminated; or

(d) in the event that the Participant's death occurs prior to the date determined pursuant to (a), (b) or (c) above, as applicable, the date of the Participant's death;

"U.S. Taxpayer" means a Participant who, with respect to an Award, is subject to taxation under applicable U.S. tax law;

"Vesting Commencement Date" means, for any Award, the date for vesting of such Award to commence, as specified by the Board at the time it grants such Award, or, if no such date is specified, the Date of Grant; and

"Voting Agreement" means the Voting Agreement between the Company and its shareholders dated April 12, 2021 as may be amended, restated or replaced from time to time.

2.2 Interpretation

(a) This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(b) Whenever the Board is to exercise discretion in the administration of the terms and conditions of this Plan, the term "discretion" means the sole and absolute discretion of the Board.

(c) As used herein, the terms "Article", "Section" and "Schedule" mean and refer to the specified Article, Section and Schedule of this Plan, respectively.

(d) Where the word "including" or "includes" is used in this Plan, it means "including (or includes) without limitation".

(e) Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(f) Unless otherwise specified, all references to money amounts are to Canadian dollars.

ARTICLE 3

PLAN ADMINISTRATION

3.1 Plan Administration

This Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a) promulgate, amend and rescind rules and regulations relating to the administration of this Plan;

(b) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

(c) determine when Awards are to be granted under this Plan to Eligible Persons and the applicable Date of Grant;

(d) determine the number and type of Common Shares to be made subject to each Award;

(e) prescribe the terms and conditions of each Award, including the Exercise Price, the Vesting Commencement Date and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(f) determine whether each Option is to be an ISO or Non-Qualified Option for purposes of the Code;

(g) determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of this Plan, which periods shall be no shorter than the periods generally applicable to employees under the Company's employment policies or under applicable law;

(h) make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(i) cancel, amend, adjust or otherwise change any Award under circumstances as the Board may consider appropriate in accordance with the provisions of this Plan;

(j) delegate the day-to-day administration of this Plan to officers and employees of the Company or a Related Entity;

(k) to the extent permitted by applicable law, delegate to a committee of the Board (for purposes of this Section 3.1, the "Committee") all or any of the powers conferred on the Board pursuant to this Plan and, in such event: (i) the Committee shall be permitted to exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board; and (ii) any determinations or actions taken by the Committee within its delegated authority are conclusive and binding on the Company and all other persons;

(l) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; and

(m) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of this Plan, including any delegation of authority under this Plan.

The Board's determinations and actions within its authority under this Plan are conclusive and binding on the Company and all other persons.

3.2 Eligibility

All Eligible Persons are eligible to participate in this Plan. Eligibility to participate does not confer upon any Eligible Person any right to be granted Awards pursuant to this Plan. The extent to which any Eligible Person is entitled to be granted Awards pursuant to this Plan will be determined at the discretion of the Board.

3.3 Total Common Shares Subject to this Plan

(a) Subject to adjustment in accordance with Article 7, the aggregate number of Common Shares that may be issued pursuant to the grant of Awards shall be 9,694,775 Common Shares. No Award may be granted if such grant would have the effect of causing the total number of Common Shares subject to this Plan to exceed the above-noted total number of Common Shares reserved for issuance.

(b) To the extent Awards terminate for any reason, are forfeited or are cancelled, the Common Shares subject to such Awards shall be added back to the number of Common Shares reserved for issuance under this Plan and such Common Shares will again become available for grant under this Plan.

(c) The maximum number of Common Shares that may be issued pursuant to the grant of ISOs is 9,694,775.

3.4 Award Agreements

All Awards under this Plan will be evidenced by Award Agreements. Such Award Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Board may direct. The Board shall authorize and empower any director or officer of the Company to execute and deliver, for and on behalf of the Company, an Award Agreement to each Participant.

3.5 Shareholders Agreement

Each Participant shall be required, at the time of exercising an Option, upon receiving Restricted Shares or upon receiving Common Shares in connection with the settlement of a Share Unit or any Other Share Based Award, to sign and deliver an adoption agreement or counterpart and acknowledgement to each Shareholders Agreement then in effect and any other agreement that the Company requires a holder of Common Shares to sign (to the extent that such agreements exist and such Participant is not already a party to such agreements), in form and substance satisfactory to the Company. Each Participant acknowledges that the Shareholders Agreements restrict transfers of Common Shares.

3.6 Power of Attorney

Unless otherwise determined by the Board, at the time of exercising an Option, upon receiving Restricted Shares or upon receiving Common Shares in connection with the settlement of a Share Unit or any Other Share Based Award, each Participant shall be required to sign and deliver an irrevocable power of attorney (the "Power of Attorney"), in the form attached hereto as Schedule C (subject to such amendments thereto as the Board may, in its discretion, require from time to time).

ARTICLE 4

OPTIONS

4.1 Grant of Options

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Options to any Participant pursuant to an Award Agreement.

4.2 Exercise Price

(a) Prior to an Initial Public Offering, the Exercise Price per Common Share purchasable under an Option shall be the price as determined by the Board and in effect on the Date of Grant.

(b) After an Initial Public Offering, the Board will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the price required by applicable regulatory authorities.

(c) Notwithstanding the foregoing and subject to Section 4.9(e), the Exercise Price per Common Share of an Option granted to a U.S. Taxpayer shall not be less than the Fair Market Value of a Common Share on the Date of Grant.

4.3 Term of Options

Subject to any accelerated termination as set forth in this Plan (including in Sections 4.6 and 4.8), each Option, unless otherwise specified by the Board, expires on the Expiry Date set forth in the applicable Option Agreement; provided that in no event will the Expiry Date be later than the 10th anniversary of the Vesting Commencement Date.

4.4 Vesting Schedule

(a) Unless otherwise specified in the Award Agreement and except as otherwise provided in this Plan, each Option will vest and be exercisable as follows:

(i) such Option with respect to 1/6 of the Common Shares shall vest and become exercisable on the six-month anniversary of the Vesting Commencement Date; and

(ii) such Option with respect to 1/36 of the Common Shares shall vest and become exercisable monthly (in arrears), commencing one full calendar month after the six-month anniversary of the Vesting Commencement Date and monthly thereafter to the third anniversary of the Vesting Commencement Date;

(b) For greater certainty, once an installment becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Board. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable. The Board has the discretion to accelerate the date upon which any installment of any Option becomes vested and exercisable.

4.5 Exercise of Options

(a) Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

(b) Unless otherwise specified in the Award Agreement:

(i) Except as contemplated pursuant to Section 4.5(b)(ii), the Exercise Notice must be accompanied by payment in full of the aggregate Exercise Price for the Common Shares to be purchased. The Exercise Price must be fully paid in cash, or by certified cheque, bank draft or money order payable to the Company or by such other means as might be specified from time to time by the Board.

(ii) Notwithstanding Section 4.5(b)(i) and subject to prior approval by the Board, a Participant may elect to surrender for cancellation to the Company any vested Option (other than an ISO). The Company will issue to the Participant, as consideration for the surrender of the Option, that number of Common Shares (rounded down to the nearest whole number) determined may be exchanged by a Participant on a net issuance basis in accordance with the following formula below. The Company may elect to forego any deduction in accordance with subsection 110(1.1) of the ITA:

X = Y (A - B)
                         A

where:

X = The number of Common Shares to be issued to the Participant as consideration for in respect of the exchange surrender of an Option under this Section 4.5(b)(ii);

Y = The number of vested Common Shares with respect to the vested portion of the Option to be surrendered for cancellation;

A = The most recently determined Fair Market Value per Common Share; and

B = The Exercise Price for such Common Shares.

(c) No Common Shares will be issued or transferred until full payment therefor has been received by the Company or a surrender for cancellation has occurred pursuant to Section 4.5(b)(ii).

(d) Without limiting Sections 3.5 and 3.6, each Participant will, when requested by the Company, sign and deliver all such documents relating to the granting or exercise of Options which the Company deems necessary or desirable.

(e) Until the occurrence of a Liquidity Event, any certificate or certificates representing the acquired Common Shares shall be held by the Company, on behalf of the Participant, with the Company's corporate records.

4.6 Termination of Employment or Services

Subject to Section 4.7 or unless otherwise specified in the Award Agreement:

(a) Death, Disability or Retirement. If a Participant dies or their employment terminates due to a Disability while the Participant is an Employee or Director, or if the Participant's employment or term of office terminates due to Retirement, then the executor or administrator of the Participant's estate or the Participant, as the case may be, may exercise any of the Participant's Options to the extent that the Options have vested as at the date of such death, termination due to a Disability or Retirement until the earlier of: (i) the Expiry Date of the particular Option; or (ii) the end of the applicable Post-Termination Exercise Period, after which such Options expire and are cancelled. Any Options held by the Participant that have not vested as at the date of death, termination due to Disability or Retirement shall immediately expire and are cancelled on the Participant's Termination Date and the Participant shall not be entitled to any damages or other amounts in respect of such expired or cancelled Options.

(b) Termination Without Cause or Resignation. Where, in the case of an Employee, the Participant's employment or term of office is terminated: (x) by the Company or a Related Entity without cause (whether such termination is lawful or unlawful); or (y) by the Employee's voluntary resignation, then except as expressly provided otherwise in such Participant's employment, retention or similar agreement, any Options held by the Participant that have vested as at the Termination Date continue to be exercisable by the Participant until the earlier of: (i) the Expiry Date of the particular Option; or (ii) the end of the applicable Post-Termination Exercise Period, after which such Options shall immediately expire and are cancelled. Any Options held by the Participant that have not vested as at the Termination Date immediately expire and are cancelled on the Termination Date and the Participant shall not be entitled to any damages or other amounts in respect of such expired or cancelled Options.

(c) Termination For Cause. Where, in the case of an Employee, a Participant's employment or term of office terminates by reason of termination by the Company or a Related Entity for cause, then any Options held by the Participant, whether or not they have vested as at the Termination Date, immediately expire and are cancelled on the Termination Date and the Participant shall not be entitled to any damages or other amounts in respect of such expired or cancelled Options.

(d) Director Ceasing to Hold Office. Where, in the case of a Director, a Participant ceases to hold office, then any Options held by the Participant that have vested as at the Termination Date continue to be exercisable by the Participant until the earlier of: (i) the Expiry Date of the particular Option; or (ii) the end of the applicable Post-Termination Exercise Period, after which such Options expire and are cancelled. Any Options held by the Participant that have not vested as at the Termination Date immediately expire and are cancelled on the Termination Date and the Participant shall not be entitled to any damages or other amounts in respect of such expired or cancelled Options.

(e) Termination of Consulting Arrangement. Where, in the case of a Consultant, the Participant's engagement terminates by reason of: (i) termination by the Company or a Related Entity for any reason whatsoever other than for breach of the consulting agreement or arrangement; or (ii) death, then any Options held by the Participant that have vested as at the Termination Date, or at the date of the death continue to be exercisable by the Participant until the earlier of: (i) the Expiry Date of the particular Option; or (ii) the end date of the applicable Post-Termination Exercise Period, after which such Options expire and are cancelled. Any Options held by the Participant that have not vested as at the Termination Date, or at the date of death immediately expire and are cancelled on such date and the Participant shall not be entitled to any damages or other amounts in respect of such expired or cancelled Options.

(f) Where, in the case of a Consultant, a Participant's engagement terminates by reason of: (i) termination by the Company or a Related Entity for breach of the consulting agreement; or (ii) termination of the engagement by the Participant, then any Options held by the Participant, whether or not such Options have vested as at the Termination Date, immediately expire and are cancelled on the Termination Date and the Participant shall not be entitled to any damages or other amounts in respect of such expired or cancelled Options.

(g) A Participant's eligibility to receive further grants of Options under this Plan ceases as of the Termination Date.

(h) Notwithstanding Sections 4.6(a), (b), (d) and (e), unless the Board, in its discretion, otherwise determines, at any time and from time to time, Options are not affected by a change of employment or engagement within or among the Company or a Related Entity for so long as the Employee continues to be an employee, officer, Director or Consultant of the Company or a Related Entity, or for so long as the Director continues to be a Director, Employee or Consultant of the Company or a Related Entity, or for so long as the Consultant continues to be engaged as a Consultant, Employee or Director of the Company or a Related Entity, as the case may be.

4.7 Discretion to Permit Exercise

Notwithstanding the provisions of Section 4.6, the Board may, in its discretion, at any time prior to or following the events contemplated in such section, permit the exercise of any or all Options held by the Participant, in the manner and on the terms authorized by the Board, provided that the Board will not, in any case, authorize the exercise of an Option beyond the Expiry Date of the particular Option.

4.8 Liquidity Event

Notwithstanding anything else in this Plan or any Award Agreement, the Board may, in connection with a Liquidity Event and at its sole discretion and without the consent of any Participant, take such steps as are necessary or desirable with respect to all outstanding Options that are in the best interests of the Company, including:

(a) take such steps as are necessary or desirable to permit the Participant to elect to surrender for cancellation to the Company all outstanding Options. The Company will issue to the Participant, as consideration for the surrender of the Options, that number of Common Shares (rounded down to the nearest whole number) as determined in accordance with the formula below:

X =  Y (A - B)
                         A

where:

X =  The number of Common Shares to be issued to the Participant as consideration for the surrender of an Option;

Y =  The number of Common Shares subject to such Option to be surrendered for cancellation;

A = The Liquidity Event Price;

B = The Exercise Price for such Common Shares; or

(b) take such steps as are necessary or desirable to cause the conversion or exchange of each outstanding Option into or for options, rights or other securities of substantially equivalent value, as determined by the Board in its discretion, in any entity participating in or resulting from such Liquidity Event;

(c) accelerate the vesting of any or all outstanding Options to provide that such outstanding Options shall be fully vested and exercisable prior to or contemporaneously with the completion of the transaction resulting in the Liquidity Event provided that the Board shall not, in any case, authorize the exercise of Options pursuant to this section beyond the Expiry Date of the Options. If any of such Options are not exercised prior to or contemporaneously with completion of the transaction resulting in the Liquidity Event, such unexercised Options shall terminate and expire upon the completion of the transaction resulting in the Liquidity Event;

(d) determine that any or all outstanding Options that are not exercised prior to or contemporaneously with the completion of the transaction resulting in the Liquidity Event will be cancelled in consideration for a cash payment from the Company or a Related Entity equal to the Liquidity Event Price less the applicable Exercise Price for the Common Shares available to be purchased under such Options. The Company may elect to forego any deduction in accordance with subsection 110(1.1) of the ITA and any provincial equivalent. If the Liquidity Event Price is less than the applicable Exercise Price, the Company may cancel any such Options without the payment of any consideration therefor; and/or

(e) cancel any or all of such outstanding unvested Options.

4.9 Incentive Stock Options

The following provisions shall apply, in addition to the other provisions of this Plan which are not inconsistent therewith, to Options intended to qualify as "incentive stock options" (each, for purposes of this Section 4.9, an "ISO") under Section 422 of the Code:

(a) Options may be granted as ISOs only to individuals who are employees of the Company or any present or future "subsidiary corporation" or "parent corporation" as those terms are defined in Section 424 of the Code (collectively, for purposes of this Section 4.9, "Related Entities") and Options shall not be granted as ISOs to non-employee Directors or independent contractors;

(b) If a Participant ceases to be employed by the Company or a Related Entity by reason of Disability, Options shall be eligible for treatment as ISOs only if exercised no later than 12 months following such termination of employment. "Disability" in respect of an ISO shall mean "permanent and total disability" as defined in sub- section 22(e)(3) of the Code;

(c) if a Participant ceases to be employed by the Company and/or all Related Entities other than by reason of death or Disability, Options shall be eligible for treatment as ISOs only if exercised no later than three months following such termination of employment;

(d) subject to (e) below, the Exercise Price in respect of Options granted as ISOs shall not be less than the Fair Market Value per Common Share on the Date of Grant and the term of any ISO shall not exceed 10 years measured from the Date of Grant;

(e) the Exercise Price in respect of Options granted as ISOs to employees who own more than 10% of the combined voting power of all classes of stock of the Company or a Related Entity (for purposes of this Section 4.9, a "10% Stockholder") shall be not less than 110% of the Fair Market Value per Common Share on the Date of Grant and the term of any ISO granted to a 10% Stockholder shall not exceed 5 years measured from the Date of Grant;

(f) Options held by a Participant shall be eligible for treatment as ISOs only if the Fair Market Value (determined at the Date of Grant) of the Common Shares with respect to which such Options and all other options intended to qualify as "incentive stock options" under Section 422 of the Code held by such Participant and granted under this Plan or any other plan of the Company or a Related Entity and which are exercisable for the first time by such Participant during any one calendar year does not exceed US$100,000 at such time;

(g) by accepting an Option granted as an ISO under this Plan, a Participant agrees to notify the Company in writing immediately after such Participant makes a "Disqualifying Disposition" of any Common Shares acquired pursuant to the exercise of such ISO; for this purpose, a "Disqualifying Disposition" is any disposition occurring on or before the later of (i) the date two years following the date that such ISO was granted or (ii) the date one year following the date that such ISO was exercised;

(h) notwithstanding that this Plan shall be effective when adopted by the Board, no ISO granted under this Plan may be exercised until this Plan is approved by the Company's shareholders and, if such approval is not obtained within 12 months after the date of the Board's adoption of this Plan, then all ISOs previously granted shall terminate and cease to be outstanding and the provisions of this Section 4.9 shall cease to have effect; furthermore, the Board shall obtain shareholder approval within 12 months before or after any increase in the total number of shares that may be issued under this Plan or any change in the class of employees eligible to receive ISOs under this Plan;

(i) no modification of an outstanding Option that would provide an additional benefit to a Participant, including a reduction of the Exercise Price or extension of the Post- Termination Exercise Period, shall be made without consideration and disclosure of the likely United States federal income tax consequences to the Participants affected thereby; and

(j) ISOs shall be neither transferable nor assignable by the Participant other than by will or the laws of descent and distribution and may be exercised, during the Participant's lifetime, only by such Participant.

4.10 Non-Transferability

Subject to Section 4.6(a), applicable law and the rules and policies of any stock exchange on which the Common Shares are listed, if applicable, Options granted under this Plan may only be exercised during the lifetime of the Participant by such Participant personally. Except to the extent permitted by the Board, no assignment or transfer of Options, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect.

ARTICLE 5

RESTRICTED AWARDS

5.1 General

A Restricted Award is an Award of Common Shares ("Restricted Shares") or hypothetical Common Share units ("Share Units") having a value equal to the Fair Market Value of an identical number of Common Shares. Each Restricted Award so granted shall be subject to the conditions set forth in this Article 5, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement.

5.2 Restricted Shares

(a) Each Participant granted Restricted Shares shall execute and deliver to the Company an Award Agreement with respect to the Restricted Shares setting forth the restrictions and other terms and conditions applicable to such Restricted Shares, as determined by the Board, including when the Restricted Shares will vest and the Restricted Period will lapse. If the Board determines that the Restricted Shares shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Board may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Board, if applicable and (ii) the appropriate blank share transfer power with respect to the Restricted Shares covered by such Award Agreement. If a Participant fails to execute the applicable Award Agreement evidencing an Award of Restricted Shares and, if applicable, an escrow agreement and share transfer power, the Award shall be null and void. Subject to the restrictions set forth in the Award Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Shares, including, subject to Section 3.6, the right to vote such Restricted Shares and the right to receive dividends; provided that, unless otherwise provided in the Award Agreement, any cash dividends and share dividends with respect to the Restricted Shares shall be withheld by the Company for the Participant's account. The cash dividends or share dividends so withheld by the Board and attributable to any particular share of the Restricted Shares shall be distributed to the Participant in cash or, at the discretion of the Board, in Common Shares having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(b) Restricted Shares awarded to a Participant shall, in addition to Sections 3.5 and 3.6, be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement:

(i) the Participant shall not be entitled to delivery of the share certificate with respect to the Restricted Shares, provided that if a share certificate is delivered, it shall bear a legend in such form as the Company deems appropriate;

(ii) the Restricted Shares shall be subject to the restrictions on transferability set forth in the Award Agreement;

(iii) the Restricted Shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and

(iv) if any Restricted Shares are forfeited, all rights of the Participant to such Restricted Shares and as a shareholder with respect to such Restricted Shares shall terminate without further obligation on the part of the Company.

(c) Upon the expiration of the Restricted Period with respect to any Restricted Shares:

(i) the restrictions set forth in Section 5.2(b) and the applicable Award Agreement shall be of no further force or effect with respect to such Restricted Shares, except as set forth in the applicable Award Agreement; and

(ii) the Company shall deliver to the Participant, or his or her beneficiary, without charge, the share certificate evidencing the Restricted Shares which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or share dividends credited to the Participant's account with respect to such Restricted Shares.

5.3 Share Units

(a) The terms and conditions of a grant of Share Units, including applicable vesting conditions, shall be reflected in an Award Agreement. No Common Shares shall be issued at the time a Share Unit is granted and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Share Units granted hereunder. At the discretion of the Board, each Share Unit may be credited with cash and share dividends paid by the Company in respect of one Common Share in the form of additional Share Units ("Dividend Equivalents"). Such number of Dividend Equivalents will be computed by dividing (i) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of Share Units held by the Participant on the record date for the payment of such dividend, by (ii) the Fair Market Value of a Common Share on the dividend payment date. Such additional Share Units credited in respect of Dividend Equivalents shall be subject to the same vesting and other terms and conditions as the Share Units to which they relate.

(b) Share Units that are subject to time vesting conditions shall be designated as "Restricted Share Units" or "RSUs" and Share Units subject to performance vesting conditions shall be designated as "Performance Share Units" or "PSUs".

(c) Following the vesting of Share Units, the Company shall issue and deliver to the Participant, or his or her beneficiary, without charge, one Common Share for each such vested Share Unit. Subject to Section 5.3(d), the Award Agreement may provide the Board with the discretion to elect to pay cash or part cash and Common Shares in lieu of delivering only Common Shares for vested Share Units. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares on the date of settlement of the Vested Unit. The timing of the settlement of vested Share Units shall be specified in the Award Agreement.

(d) Share Units awarded to any Participant that is not a non-resident for purposes of the ITA shall:

(i) if such Share Units are to be settled in cash, only be settled in cash and shall be fully paid out by December 31 of the third calendar year following the year of service of the Participant to which such Award relates; or

(ii) if such Share Units are to be settled in Common Shares, only be settled with Common Shares issued from treasury.

5.4 Dealing with Restricted Awards upon a Liquidity Event

(a) Upon or in anticipation of a Liquidity Event, the Company, at the discretion of the Board, may do any of the following:

(i) the Company may accelerate the vesting of any Share Units or the lapse of the Restricted Period with respect to Restricted Shares;

(ii) the Company may redeem and cancel Restricted Shares and Share Units upon giving to any Participant to whom such Restricted Shares or Share Units have been granted prior written notice of its intention to do so, and the Participant hereby authorizes and gives its consent, and the Company shall pay a lump sum cash payment equal to the Fair Market Value thereof, in each case, less any applicable withholding taxes (a "Payout") in respect of such Restricted Shares or Share Units on the basis of 100% vesting, without regard to the Restricted Period or the vesting conditions attached to the Restricted Shares or Share Units and may, and upon payment of the Payout to the Participant, the related Restricted Shares or Share Units shall be cancelled; or

(iii) the Company, or any corporation which is or would be the successor to the Company or which may issue securities in exchange for Common Shares upon the Liquidity Event becoming effective, may, upon notice to the Participant, for outstanding Restricted Shares or Share Units substitute other securities or property or cash for the Common Shares underlying the Restricted Shares or Share Units, on a basis proportionate to the number of Common Shares to which the Participant would otherwise be entitled, or some other appropriate basis.

(b) The Company may specify in any notice under this Section 5.4, that, if for any reason, the Liquidity Event is not completed, the Company may revoke such notice. The Company may exercise such right by further notice in writing to the Participant and the Restricted Shares or Share Units shall thereafter continue to be allocated to the Participant in accordance with its terms.

(c) Subsections (a) and (b) of this Section 5.4 are intended to be permissive and may be utilized independently or successively or in combination or otherwise, and nothing therein contained shall be construed as limiting or affecting the ability of the Company to deal with Restricted Shares or Share Units in the event of a Liquidity Event in any other manner.

ARTICLE 6

OTHER SHARE BASED AWARDS

6.1 General

Other Share Based Awards, valued in whole or in part by reference to, or otherwise based on, Common Shares, including share appreciation rights or deferred share units, may be granted either alone or in addition to other Awards hereunder. Subject to the provisions of the Plan, the Board shall have the authority to determine Eligible Persons who may be granted Other Share Based Awards, the time or times at which such Other Share Based Awards will be granted, the number of Common Shares subject to such Other Share Based Awards (or the cash equivalent thereof) and all other terms and conditions of such Other Share Based Awards which shall be specified in the Award Agreement.

ARTICLE 7

SHARE CAPITAL ADJUSTMENTS

7.1 General

The existence of any Awards does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company's capital structure or its business, or any amalgamation, arrangement, combination, merger or consolidation involving the Company, to create or issue any bonds, debentures, Common Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on this Plan or any Award pursuant to this Plan.

7.2 Reorganization of Company's Capital

Should the Company effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a share dividend (other than a share dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that, in the opinion of the Board, would warrant the replacement or amendment of any existing Awards in order to adjust: (a) the number of Common Shares that may be acquired pursuant to any outstanding Awards; and/or (b) in the case of Options, the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Participants, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

7.3 Other Events Affecting the Company

In the event of an amalgamation, arrangement, combination, merger or other reorganization involving the Company by exchange of Common Shares, by sale or lease of assets or otherwise, that, in the opinion of the Board, warrants the replacement or amendment of any existing Awards in order to adjust: (a) the number of Common Shares that may be acquired pursuant to any outstanding Awards; and/or (b) in the case of Options, the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Participants, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

7.4 Immediate Exercise of Awards

Where the Board determines that the steps provided in Sections 7.2 and 7.3 would not preserve proportionately the rights and obligations of the Participants in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Awards that are not otherwise exercisable.

7.5 Issue by Company of Additional Shares

Except as expressly provided in this Article 7, neither the issue by the Company of shares of any class in its capital or by the Company or a Related Entity of securities convertible into or exchangeable for shares of any class in the capital of the Company, nor the conversion or exchange of such shares or securities, affects (and no adjustment by reason thereof is to be made with respect to): (a) the number of Common Shares that may be acquired pursuant to any outstanding Awards; or (b) in the case of Options, the Exercise Price of any outstanding Options.

7.6 Fractions

No fractional Common Shares will be issued on the exercise or settlement of an Award. Accordingly, if, as a result of any adjustment under Sections 7.2 to 7.4 inclusive, a Participant would become entitled to a fractional Common Share, the Participant has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 Legal Requirement

The Company is not obligated to grant any Awards, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant, the Company or a Related Entity of any provision of any applicable statutory or regulatory enactment of any government or government agency.

8.2 Conditions of Exercise or Settlement

This Plan and each Award are subject to the requirement that if at any time the Board determines that the listing, registration or qualification of the Common Shares subject to such Award upon any securities exchange or under any provincial or federal law, or the consent or approval of any governmental body, securities exchange or of the holders of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Award or the issue or purchase of Common Shares thereunder, no such Award may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board. The Participants shall, to the extent applicable, cooperate with the Company in relation to such listing, registration, qualification, consent or other approval and shall have no claim or cause of action against the Company or any of its officers or directors as a result of any failure by the Company to obtain or to take any steps to obtain any such registration, qualification or approval.

8.3 Participant's Entitlement

Except as otherwise provided in this Plan, Awards previously granted under this Plan, whether or not then exercisable, are not affected by any change in the relationship between, or ownership of, the Company and a Related Entity. For greater certainty, all Awards remain valid and, in the case of Options, exercisable, in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, a Related Entity ceases to be a Related Entity.

8.4 Withholding Taxes

As a condition of and prior to participation in this Plan, each Participant authorizes the Company to withhold from any amount otherwise payable to the Participant any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of the Participant's participation in this Plan or issuance of Common Shares. The Company may, prior to and as a condition of issuing any Common Shares in such circumstances, require the Participant to pay to the Company in cash or such other consideration as the Board, in its discretion, may accept, such amount as the Company is obliged to remit in accordance with applicable laws in respect of any such issuance of Common Shares or payment or crediting of such amount. The Company shall also have the right, in its sole discretion, to satisfy any such liability for withholding or other required deduction amounts by requiring the Participant to complete a sale in respect of such number of Common Shares that have been issued and would otherwise be delivered to the Participant under this Plan, and any amount payable from such sale will first be paid to the Company to satisfy any liability for withholding.

8.5 Waiver of Information Rights

Subject to the discretion of the Board and to the fullest extent permitted under applicable law, a Participant that has been issued Common Shares pursuant to an Award granted under this Plan shall, by acceptance of such Common Shares, be deemed to have waived any rights such shareholder would otherwise have to receive financial statements of the Company.

8.6 Non-Canadian Participants

In order to assure the viability of Awards granted to Participants employed or resident in countries other than Canada, the Board may provide for such additional or varied terms in the Award Agreements entered into with such Participants as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.

8.7 Rights of Participant

No Participant has any claim or right to be granted an Award (including an Award granted in substitution for any Award that has expired pursuant to the terms of this Plan). No Participant has any rights as a shareholder of the Company in respect of Common Shares issuable pursuant to any Award until the allotment and issuance to the Participant of certificates representing such Common Shares in accordance with this Plan and the applicable Award Agreement.

8.8 Compliance with Stock Exchange

The Board may make changes to the terms of any granted Awards or this Plan to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which the Common Shares may be listed following an Initial Public Offering.

8.9 Indemnification

Every Director will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever, including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Company or a Related Entity, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

8.10 Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer to the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant's jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant's behalf.

8.11 Participation in this Plan

The participation of any Participant in this Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in this Plan. In particular, participation in this Plan does not constitute a condition of employment or service nor a commitment on the part of the Company or any Related Entity to ensure the continued employment or service of such Participant. This Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Company does not assume responsibility for the personal income or other tax consequences for the Participants and Participants are advised to consult with their own tax advisors.

8.12 No Entitlement to Participation or Damages following Termination

A Participant's eligibility to be granted an Award under the Plan ceases as of the Termination Date. Except if and as required to comply with applicable minimum requirements contained in ESL, no Participant is eligible for continued vesting of any Award during any period in which the Participant receives, or claims to be entitled to receive, any compensatory payments or damages in lieu of notice of termination pursuant to contract, common law or civil law, and no Participant shall be entitled to any damages or other compensation in respect of any Award that does not vest or is not awarded due to termination as of the Termination Date of the Participant's employment, term of office or engagement with the Company or a Related Entity for any reason. The Plan displaces any and all common law and civil law rights the Participant may have or claim to have in respect of any Awards, including any right to damages. The foregoing shall apply, regardless of: (i) the reason for the termination of Participant's employment, term of office or engagement; (ii) whether such termination is lawful or unlawful, with or without cause; (iii) whether it is the Participant or the Company or the Related Entity that initiates the termination; and (iv) any fundamental changes, over time, to the terms and conditions applicable to the Participant's employment, term of office or engagement.

8.13 Compliance with Employment Standards

It is understood and agreed that all provisions of the Plan are subject to all applicable minimum requirements of ESL and it is the intention of the Company and any Related Entities to comply with all applicable minimum requirements contained in ESL. Accordingly, the Plan shall: (i) not be interpreted as in any way waiving or contracting out of ESL; and (ii) be interpreted to achieve compliance with ESL. In the event that ESL provides for a superior right or entitlement upon termination of employment or otherwise ("statutory entitlements") than provided for under the Plan, the Participant shall be provided with the Participant's minimum statutory entitlements in substitution for the Participant's rights under the Plan. There shall be no presumption of strict interpretation against the Company or any Related Entities.

8.14 Amendments

The Board may, without notice, at any time or from time to time, amend this Plan or any provisions hereof in such respects as it, in its sole discretion, determines appropriate; provided that no such amendment shall have any effect with respect to all Awards outstanding as at the date of such amendment without the prior consent of the Participants holding Awards that represent at least a majority of the Common Shares that are subject to the then outstanding Awards; provided that if any such amendment impairs a Participant's rights or increases a Participant's obligations under such Participant's Award or creates or increases an Participant's income tax liability with respect to an Award, in each case, in a manner that would materially and adversely affect such Participant disproportionately more than any other Participant, such amendment shall also be subject to such Participant's consent.

8.15 Compliance with Section 409A of the Code

The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the "short- term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant's separation from service (within the meaning of Section 409A of the Code) shall instead be paid on the first payroll date after the six (6) month anniversary of the Participant's separation from service (or the Participant's death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Board will have any liability to any Participant for such tax or penalty.

8.16 Termination

The Board may terminate this Plan at any time without shareholder approval. Notwithstanding the foregoing, subject to the discretion of the Board, the termination of this Plan shall have no effect on outstanding Awards, which shall continue in effect in accordance with their terms and conditions and the terms and conditions of this Plan.

8.17 Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

8.18 Notices

All written notices to be given by the Participants to the Company shall be delivered personally, by email or by registered mail, postage prepaid, addressed as follows:

Email: magodsy@shaw.ca;

Attention: Mark Godsy;

a copy (which shall not constitute notice) shall also be sent to:

Attention. Mark Longo

Osler Hoskin & Harcourt LLP, 1055 West Hastings Street, Suite 1700,

Vancouver, British Columbia, V6E 2E0,

Facsimile: (778) 785-2745;

Email: mlongo@osler.com.

Any notice given by the Participant pursuant to the terms of an Award shall not be effective until actually received by the Company at the above address.

Approved by the Board on December 29, 2021.

Approved by the shareholders on December 30, 2021.

[Signature page follows]

NAQI LOGIX INC.

By:
Name: Mark Godsy
Title: Chief Executive Officer

Signature Page to the Equity Incentive Plan

SCHEDULE A

Form of Option Agreement

NAQI LOGIX INC.

Dear •:

Congratulations!

Naqi Logix Inc. (the "Company") grants to you an option (this "Option") to purchase, in accordance with and subject to the terms, conditions and restrictions of this Option Agreement (which are attached to this Option Agreement as Appendix I) and the provisions of the Equity Incentive Plan of the Company dated December 29, 2021 (the "Plan"), the number and type of Common Shares in the capital of the Company (the "Common Shares") at an exercise price per share set forth below.

Total Number of Common Shares Subject to	[insert number] Non-Voting Common
this Option:	Shares
Exercise Price:	[C/US]$
Vesting Commencement Date:	•
Expiry Date:	•
Type of Participant:	☐	Employee
	☐	Director
	☐	Consultant
(If none selected, the Type of Participant
shall be an Employee.)
Type of Option (For U.S. Taxpayers):	☐	Incentive Stock Option
	☐	Non-Qualified Option

Schedule A - Form of Option Agreement

Unvested portions of this Option will expire upon termination of your employment, office or engagement as set out in the Plan and the vested portion will expire if termination is for cause; you will not be entitled to compensation or damages pursuant to contract, common law or civil law in respect of any such expiry and cancellation. See Section 4.6 of the Plan for details.

Your Option is subject to the terms of the Plan which is hereby delivered to you. You must read the Plan.

If you wish to accept this Option, please print your name and sign and date this Option Agreement, as set out below.

NAQI LOGIX INC.

By:
Name:
Title:

Schedule A - Form of Option Agreement

UNDERSTANDING, ACKNOWLEDGEMENT AND ACCEPTANCE:

I acknowledge that a copy of the Plan was delivered to me and is accessible by me electronically. I have read this Option Agreement and the Plan and accept this Option in accordance with and subject to the terms and conditions of this Option Agreement and the Plan. I agree to be bound by the terms and conditions of the Plan governing this Option. Capitalized terms not in this Option Agreement have the meanings given to them in Section 2.1 of the Plan. In particular, I confirm:

• I have read and understand Section 4.6 of the Plan, including the definitions of "Termination Date" and "Post-Termination Exercise Period".

• I understand that Section 4.6 of the Plan governs my rights pursuant to this Option upon the termination of my employment or other service engagement, as applicable, with the Company or a Related Entity. In summary:

o The unvested portion of this Option will expire and be cancelled upon my Termination Date (regardless of whether the termination is lawful or unlawful, with or without cause, and whether I or the Company or Related Entity initiates the termination), and if I am terminated for cause, the vested portion of this Option will also, subject to the ESL, expire and be cancelled immediately on the Termination Date.

o I can exercise the vested portion of this Option up to the earlier of (i) 90 days from my Termination Date (and the same in the case of death, termination due to Disability or Retirement) and (ii) the Expiry Date, after which the Option will expire and be cancelled.

• I understand that the foregoing is only a summary of the treatment of this Option upon termination of employment or other service engagement and my rights are governed solely by the terms of Section 4.6 of the Plan, which shall prevail in the event of any inconsistency between the Plan and this Option Agreement.

• Except as required to meet any minimum applicable requirements contained in applicable employment standards legislation, I understand that I will not be entitled to any compensation or damages pursuant to contract, common law or civil law in respect of any expiry, cancellation or forfeiture or in lieu of receiving any Option, Common Shares, payment or benefit under the Plan or this Option Agreement, including in respect of all or any portion of this Option that expires, is cancelled, does not vest, or is not awarded to due to the termination of my employment, term of office, or engagement as of the Termination Date, or for any other reason. I agree that this Option Agreement and the Plan together displace any and all common law and civil law rights that I may have or claim to have in respect of this Option, including any right to claim damages. The foregoing shall apply, regardless of (i) the reason for the termination my employment, term of office or engagement; (ii) whether such termination is lawful or unlawful, with or without cause; (iii) which party initiates the termination; and (iv) any fundamental changes, over time, to the terms and conditions applicable to my employment, term of office or engagement.

Schedule A - Form of Option Agreement

• I understand and agree that all provisions of this Option Agreement and the Plan are subject to all applicable minimum requirements of ESL and it is the intention of the Company and its Related Entities to comply with such minimum requirements. Accordingly, to the extent that any applicable ESL minimum requirements apply, this Option Agreement and the Plan shall: (i) not be interpreted as in any way waiving or contracting out of such requirements; and (ii) be interpreted to achieve compliance with such requirements.

• I acknowledge and agree that this Option Agreement contains our mutual understanding and that there shall be no presumption of strict interpretation against either party.

• I may (and am encouraged to), without any reprisal or retaliation, at any time ask questions about the Plan (including the consequences of Section 4.6 of the Plan), by contacting the Chief Executive Officer of the Company or his/her designate.

I acknowledge and agree that the grant of this Option is conditional on me entering into this Option Agreement.

Date Accepted	Participant's Signature

Participant's Name (Please Print)

Schedule A - Form of Option Agreement

APPENDIX I

GENERAL TERMS AND CONDITIONS

The terms and conditions of the Plan are incorporated by reference as terms and conditions of this Option Agreement and all capitalized terms used in this Option Agreement, unless expressly defined in a different manner, have the meanings given in the Plan.

1. Subject to Sections 4.8 and 7.4 of the Plan and unless otherwise determined by the Board at the time of granting this Option, this Option is exercisable in the installments set forth in Section 4.4 of the Plan.

2. In no event is this Option exercisable after the Expiry Date.

3. No fractional Common Shares will be issued on the exercise of this Option. If, as a result of any adjustment to the number of Common Shares issuable on the exercise of this Option pursuant to the Plan, you would be entitled to receive a fractional Common Share, you have the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the disregarded fractional Common Shares.

4. Nothing in the Plan or in this Option Agreement will affect the Company's right, or that of a Related Entity, to terminate your employment of, term of office of, or consulting agreement or arrangement at any time for any reason whatsoever. Upon termination of your employment, term of office or engagement, your rights to exercise this Option will be subject to restrictions and time limits for exercising this Option, as set forth in the Plan. Complete details of such restrictions are set out in the Plan, and in particular in Section 4.6 of the Plan.

5. Each notice to you or the Company relating to this Option, including the exercise thereof, must be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All notices to the Company must be addressed to the Chief Executive Officer of the Company (or the most senior appointed officer of the Company). All notices to you will be addressed to your principal mailing address or email address on file with the Company. Either the Company or you may designate a different address by written notice to the other. Any notice given by either you or the Company is not binding on the recipient thereof until received.

6. When the issuance of Common Shares on the exercise of this Option may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to refuse to issue such Common Shares for so long as such conflict or inconsistency remains outstanding.

7. Subject to Section 4.6 of the Plan, this Option may only be exercised during your lifetime by you personally and, subject to Section 4.10 of the Plan, no assignment or transfer of this Option, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Option whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, this Option terminates and is of no further force or effect. Complete details of this restriction are set out in the Plan.

Appendix I - 2

8. You agree that any rule, regulation or determination, including the interpretation by the Board of the Plan, this Option and its exercise, is final and conclusive for all purposes and binding on all persons including the Company and you.

9. To comply with your obligations under the Plan, you agree to sign and deliver a Power of Attorney at the time of exercising this Option, in the form attached to the Plan as Schedule C (subject to such amendments thereto as the Board may, in its discretion, require from time to time).

10. This Option Agreement has been made in and is to be construed under and in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

ADDITIONAL US TERMS AND CONDITIONS

11. The Company may postpone the issuance of Common Shares until it receives satisfactory proof that the issuance of such Common Shares will not violate any of the provisions of the United States Securities Act of 1933, as amended (the "Securities Act"), or the United States Securities Exchange Act of 1934, as amended, any rules or regulations of the Securities and Exchange Commission ("SEC") promulgated thereunder, or the requirements of applicable state law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules. You understand that the Company is under no obligation to register or qualify the Common Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

12. Purchase for Purpose of Investment.

(a) Securities Law Restrictions. Regardless of whether the offering and sale of Common Shares under the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Common Shares (including the placement of appropriate legends on certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(b) Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company's Initial Public Offering, you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Common Shares acquired under this Option Agreement without the prior written consent of the Company. Such restriction (the "Market Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be required by the Company; provided, however, that with respect to any particular underwritten public offering, such period shall not exceed 180 days.

Appendix I - 3

In the event of any adjustment of, changes in or additions to the Common Shares, any new, substituted or additional interests or securities which are by reason of such adjustment, change or addition distributed with respect to any Common Shares subject to the Market Stand-Off, or into which such Common Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Common Shares acquired under this Option Agreement until the end of the applicable stand- off period. The Company's underwriters shall be beneficiaries of the agreement set forth in this Section 12(b). This Section 12(b) shall not apply to Common Shares that are registered in a public offering under the Securities Act.

(c) Investment Intent at Grant. You represent and agree that at the time of grant the Common Shares to be acquired upon exercising this Option will be acquired for investment, and not with a view to the sale or distribution thereof.

(d) Investment Intent at Exercise. In the event that the sale of Common Shares under the Plan is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, you shall represent and agree at the time of exercise that the Common Shares being acquired upon exercising this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

(e) Legends. If the Company chooses to deliver certificates to evidence the Common Shares purchased under this Option Agreement in an unregistered transaction all such certificates shall bear the following or a substantially similar legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

"THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (A) REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, OR (B) IN THE OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH."

 Appendix I - 4

(f) Removal of Legends. If, in the opinion of the Company and its counsel, any legend placed on a share certificate representing Common Shares sold under this Option Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Common Shares but without such legend.

(g) Administration. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 12 shall be conclusive and binding on you and all other persons.

13. You acknowledge and agree that the Company makes no representation about the applicability of Section 409A of the Code ("Section 409A") to this Option Agreement and you covenant and agree that the Company shall have no liability to you in the event that Section 409A applies to this Option Agreement. You acknowledge and agree that you are solely responsible for all U.S. tax obligations arising in relation to this Option Agreement.

14. [This Option is for Non-Qualified Options and is not intended to be an incentive stock option under Section 422 of the Code.] OR [This Option is intended to be an incentive stock option under Section 422 of the Code.]]1

____________________________________
1 Insert for US-based Participants.

SCHEDULE B

Form of Exercise Notice - Options

I, ___________________________________________________________, hereby exercise the option
(print name)
to purchase _______________________ Non-Voting Common Shares (each, a "Common Share") in the capital of Naqi Logix Inc. (the "Company") at a purchase price of $_______________________ per Common Share. This Exercise Notice is delivered in respect of the option to purchase ___________ Common Shares (the "Option") that was granted to me on ____________________________________pursuant to the Option Agreement entered into between the Company and me.

In connection with the foregoing (check one):

___	I enclose cash, a certified cheque, bank draft or money order payable to the Company in the amount of $ as full payment for the Common Shares to be received upon exercise of the Option; or

___

Pursuant to Section 4.5(b)(ii) of the Company's Equity Incentive Plan dated December 29, 2021 (as the same may be amended, restated or replaced from time to time), I exchange the vested Option for Common Shares on a net issuance basis.

Date	Participant's Signature

SCHEDULE C

Form of Power of Attorney

The undersigned holder of Non-Voting Common Shares (the "Common Shares") in the capital of Naqi Logix Inc. (the "Company") hereby irrevocably appoints the Chief Executive Officer of the Company (or the most senior appointed officer of the Company) (the "Attorney"), from time to time, as the sole and exclusive attorney of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting, consent and similar rights of the undersigned, in a manner consistent with all resolutions passed, consents given or recommendations made by the Board of Directors of the Company, and/or sign any shareholder consents or amendments to shareholder agreements, with respect to all of the Common Shares that now are or hereafter will be registered in the name of, and/or beneficially owned by, the undersigned, and any and all other shares or securities of the Company issued or issuable on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Power of Attorney.

Upon the undersigned's execution of this Power of Attorney, any and all prior powers of attorney and proxies given by the undersigned with respect to any shares in the capital of the Company are hereby revoked and the undersigned agrees not to grant any subsequent powers of attorney or proxies with respect to the shares. This Power of Attorney may be exercised during any subsequent legal incapacity on the undersigned's part.

This Power of Attorney is coupled with an interest and is granted in consideration of the Company issuing to the undersigned Common Shares. The provisions of this Power of Attorney relating to the Common Shares shall apply, mutatis mutandis, to any shares or securities into which the Common Shares may be converted, exchanged, changed, reclassified, redesignated, subdivided or consolidated, any shares or securities which entitle the holder thereof to vote at any meeting of shareholders of the Company which may be distributed on the Common Shares as a stock dividend or otherwise and any shares or securities of the Company or of any successor corporation which may be received on or in respect of the Common Shares on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

This Power of Attorney shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The undersigned hereby agrees not to take any action that results in the termination of this Power of Attorney prior to the termination hereof. Any proxy executed and delivered pursuant hereto relating to any meeting of shareholders or any adjournments thereof shall revoke any proxy otherwise executed and delivered by or on behalf of the undersigned with respect to such meeting or any adjournments thereof, regardless of the respective dates thereof.

The undersigned hereby agrees that the Attorney will have no liability or responsibility whatsoever by reason of any loss or damage to the undersigned arising out of or in consequence of any mistake or error of law or fact on any matter or thing done or omitted to be done in connection with the exercise of the rights as contemplated by this Power of Attorney.

Any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, successors and assigns of the undersigned.

This Power of Attorney shall terminate, and be of no further force and effect, upon the earlier of: (i) the undersigned ceasing to be a security holder of the Company; and (ii) upon an Initial Public Offering (as defined in the Company's Equity Incentive Plan dated December 29, 2021) by the Company.

DATED the ___ day of ____________, 20___.

___________________________________________________________
Name:

SCHEDULE D

(for California residents only, to the extent required by

California Corporations Code Section 25102(o))

This Schedule D to the Equity Incentive Plan (the "Plan") of Naqi Logix Inc. (the "Company") dated _______________, 20• (as the same may be amended, restated or replaced from time to time) shall apply only to Participants who are residents of the State of California and who are receiving an Award under the Plan in reliance on California Corporations Code Section 25102(o). Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this Schedule D. Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by applicable laws, the following terms shall apply to all Awards granted to residents of the State of California, until the earlier to occur of (i) an Initial Public Offering, (ii) such time as the Board amends this Schedule D or (iii) at such time as the Board otherwise provides.

(a) The term of each Option shall be stated in the Award Agreement, provided, however, that the Expiry Date shall not be more than one hundred twenty (120) months from the date of grant thereof.

(b) Unless determined otherwise by the Board, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Board makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, (iii) to a revocable trust, or (iv) as permitted by Rule 701 of the Securities Act.

(c) In the event of the Participant's termination of employment or term of office with the Company or a Related Entity prior to the Expiry Date for any reason other than (i) by the Company or a Related Entity for cause or (ii) by reason of the Participant's death or Disability, such Participant may exercise his or her Options within such period of time as specified in the Plan, which period shall not be less than thirty (30) days following the Termination Date, to the extent that such Options are exercisable on the Termination Date (but in no event later than the Expiry Date of such Options as set forth in the Award Agreement and/or the Plan).

(d) In the event of the Participant's termination of employment or term of office with the Company or a Related Entity prior to the Expiry Date by reason of the Participant's Disability, the Participant may exercise his or her Options within such period of time as specified in the Plan, which period shall not be less than six (6) months following the date of such termination, to the extent such Options are exercisable on the Termination Date (but in no event later than the Expiry Date of such Options as set forth in the Award Agreement and/or the Plan).

(e) In the event of the Participant's termination of employment or term of office with the Company or a Related Entity prior to the Expiry Date by reason of the Participant's death, any Options held by the Participant as of the date of such termination may be exercised within such period of time as specified in the Plan, which period shall not be less than six (6) months following the date of such termination, to the extent such Options are exercisable on the date of such termination (but in no event later than the Expiry Date of such Options as set forth in the Award Agreement and/or the Plan) by the person or persons to whom the Participant's rights under such Options pass by will or by the applicable laws of descent and distribution.

(f) No Award shall be granted, nor shall any Common Shares be issued upon the exercise, vesting or settlement of any Award, to a resident of California more than ten (10) years after the earlier of the date of adoption of the Plan or the date the Plan is approved by the Company's security holders.

(g) The Plan must be approved by a majority of the outstanding securities of the Company entitled to vote by the later of (1) within twelve (12) months before or after the date the Plan is adopted or (2) prior to or within twelve (12) months of the granting of any Option or issuance of any security under the Plan in California. Any Option granted to any person in California that is exercised before security holder approval is obtained and any issuance of securities purchased before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained.

(h) In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Company's equity securities without the receipt of consideration by the Company, of or on the Company's class of securities subject to the purchase right or underlying an Option, the Board will make a proportionate adjustment of the number of securities purchasable under an Award and the exercise price thereof under an Option; provided, however, that the Board will make such proportionate adjustments to an Award in the event of or as required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Award.

(i) This Schedule D shall be deemed to be part of the Plan and the Board shall have the authority to amend this Schedule D in accordance with Section 8.14 of the Plan.

* * *